Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is dated as of October 16, 2006, among Cell Therapeutics, Inc., a Washington corporation (the “Company”), and the investor identified on the signature page hereto (the “Investor”).

WHEREAS, the Company and the Investor are party to a Securities Purchase Agreement, dated as of September 18, 2006 (the “Purchase Agreement”), pursuant to which the Investor purchased shares of the Company’s common stock, no par value (the “Common Stock”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company and the Investor desire to void the sale of the above referenced transaction to the extent more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1. Transaction. As soon as practicable following the date of this Agreement, the parties agree that (i) the Investor will instruct its broker to deliver to the Company [            ] shares of Common Stock (the “Shares”) via the Depository Trust Company Deposit Withdrawal Agent Commission System and (ii) the Company will deliver to the Investor $[            ] in immediately available funds via wire transfer to the account specified in writing by the Investor, which amount is equal to the number of Shares times the Per Share Purchase Price as set forth in the Purchase Agreement.

2. Indemnification. The Company shall indemnify and hold harmless Investor and its officers, directors, employees, stockholders, representatives, agents, successors and permitted assigns from and against the entirety of any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, losses, liabilities, dues, penalties, fines, costs, obligations, taxes, encumbrances, settlement costs and fees and expenses (including, without limitation, court costs and reasonable attorneys’ fees and expenses) in connection with, resulting from, arising out of or relating to the transaction contemplated by this Agreement or a breach of this Agreement by the Company.

3. Entire Agreement. This Agreement and the Purchase Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

4. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

5. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CELL THERAPEUTICS, INC.			[INVESTOR NAME]

By:	/s/ James A. Bianco, M.D.		By:	[/s/ Investor Signatory]
	Name:	James A. Bianco, M.D.		Name:
	Title:	President and Chief Executive Officer		Title: